Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES PARTIAL REDEMPTION OF ITS 8.750% SENIOR SECURED NOTES

SANTA MONICA, CALIFORNIA, April 30, 2012 – Entravision Communications Corporation (NYSE: EVC) (“the Company”) today announced that, pursuant to the authorization of the Company’s Board of Directors, on April 27, 2012, the Company gave notice to Wells Fargo Bank, N.A., the Trustee under the Indenture, dated July 27, 2010 (the “Indenture”), governing the Company’s 8.750% Senior Secured First Lien Notes (the “Notes”) due 2017, of its intention to redeem a portion of the remaining Notes outstanding on May 30, 2012 (the “Redemption Date”), in an aggregate principal amount of $20 million, pursuant to the optional redemption provisions in the Indenture. The redemption price for the redeemed Notes will be 103% of the principal amount plus all accrued and unpaid interest and Additional Interest (if applicable pursuant to the terms of the Indenture) thereon to the Redemption Date.

Following this redemption, approximately $364 million in principal amount of the Notes will remain outstanding. Additional information concerning the terms and conditions of the redemption will be fully described in the notice distributed to registered holders of the Notes as required pursuant to the terms of the Indenture.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities described herein.

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 19 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Hispanic broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed in or under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 9, 2012. The Company disclaims any duty to update any forward-looking statements made by the Company in this press release, whether as a result of the receipt of new information, future events or otherwise.

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For more information, please contact:

Christopher T. Young	Mike Smargiassi/Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870